News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2008 RESULTS
MIAMI, July 23, 2008 — Ryder System, Inc. (NYSE: R)
•	Second Quarter EPS of $1.10 Include a $0.12 Charge for Brazil Related to Prior Years

•	Comparable Second Quarter EPS of $1.22 Increase 14%

•	Second Quarter Total Revenue Flat; Operating Revenue Grows 5%

•	Full-Year Comparable EPS Forecast Held to Narrowed Range of $4.60 to $4.70
     Ryder System, Inc. (NYSE: R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) of $1.10 for the three-month period ended June 30, 2008, up 3% from EPS of $1.07 in the year-earlier period. Net earnings were $62.9 million, down 3% from $65.1 million in the year-earlier period. Earnings in the current period included an after-tax charge of $6.8 million, or $0.12 per diluted share, in the Company’s Supply Chain Solutions (SCS) operations in Brazil to adjust accruals and tax deferrals related to prior years. Excluding this charge, comparable net earnings were up 7% to $69.8 million and comparable EPS were up 14% to $1.22. The Fleet Management Solutions (FMS) business segment demonstrated significant earnings improvement in the quarter. EPS growth exceeded earnings growth due to the impact of previously announced share repurchase programs.
     Total revenue for the second quarter of 2008 was $1.66 billion, flat compared with the same period of last year. Total revenue was impacted by a previously announced change from gross to net revenue reporting in a subcontracted transportation agreement, which has no impact on operating revenue or earnings. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.22 billion, up 5% compared with $1.16 billion in the year-earlier period. Both total and operating revenue benefited modestly from favorable foreign exchange rates related to international operations. FMS business segment total revenue increased 16% due to higher fuel services revenue, as well as contractual revenue growth of 5%.

     SCS business segment total revenue declined 25% due to a previously announced change from gross to net reporting, as noted above, while operating revenue grew 6%. Dedicated Contract Carriage (DCC) business segment total and operating revenue increased 2% as the pass through of higher fuel costs more than offset the impact of the non-renewal of certain customer contracts.
     Earnings for the second quarter of 2008 were negatively affected by a pre-tax charge of $6.5 million ($6.8 million after tax) for prior years’ adjustments associated with the Company’s SCS operations in Brazil. Specifically, during the quarter, the Company determined that accruals, primarily for carrier transportation and loss contingencies related to tax and legal matters, were not established in the appropriate period; and deferrals, primarily for indirect value-added taxes, were overstated. The charges relate primarily to the period from 2004 to 2007 and were not material to the Company’s consolidated financial statements in any individual prior period. The adjustments resulted in a cumulative correction that reduced earnings for the quarter.
     Commenting on the Company’s second quarter performance, Ryder Chairman and CEO Greg Swienton said, “The Ryder team responded effectively and delivered another solid quarter in a challenging operating environment. Strong operational execution enabled us to overcome the impacts of multiple expected automotive strikes in North America and unexpected customs and cross-border strikes in South America, as well as operational issues in Brazil. Looking at the operating trends of the business, we are particularly pleased with the very strong performance within Fleet Management Solutions. That business segment demonstrated organic and acquisition-related growth within the contractual full service lease product line, rental improvement, and growth in contract maintenance.”
Second Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment and excludes restructuring items, and the Brazil charges related to prior years.

Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
     In the FMS business segment, total revenue in the second quarter of 2008 was $1.20 billion, up 16% compared with $1.04 billion in the year-earlier period. Fuel services revenue in the second quarter of 2008 increased 44% compared with the same period in 2007 due to higher fuel prices, partially offset by reduced fuel volumes. Operating revenue (revenue excluding fuel) in the second quarter of 2008 was $776.3 million, up 5% compared with $742.2 million in the year-earlier period. Both FMS total revenue and operating revenue included a favorable foreign exchange impact of 1%. Full service lease revenue increased 5% in the second quarter of 2008 reflecting growth in the North American market, including acquisitions. Contract maintenance revenue grew 5% in the second quarter of 2008 compared with the same period in the prior year due primarily to new contract sales. Commercial rental revenue increased 1% reflecting higher utilization. As a result of the Company’s actions to align the fleet size and mix with U.S. market demand, year-over-year rental fleet utilization improved for the third consecutive quarter.
     The FMS business segment’s NBT increased to $115.8 million in the second quarter of 2008, up 19% compared with $97.5 million in the same period of 2007. This increase was related primarily to improved contractual business performance, and, to a lesser extent, higher fuel margins associated with unusually rapid increases in fuel prices, and acquisitions. Overall used vehicle results in 2008 reflect the impact of a smaller used truck inventory compared with the prior year. Gains from the sale of used vehicles decreased primarily because of a decline in the number of used vehicles sold and were more than offset by lower carrying costs. Business segment NBT as a percentage of operating revenue was 14.9% in the second quarter of 2008, up 180 basis points compared with 13.1% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from materials and components to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, second quarter 2008 total revenue was $440.9 million, down 25% from $584.0 million in the comparable period in 2007. Revenue declined due to a previously announced change in reporting of a transportation services arrangement from a gross to a net basis. This change arose from a customer contract modification effective January 1, 2008, and does not affect operating revenue or earnings. Excluding this contract change, total revenue grew 9% in the second quarter of 2008.
     Second quarter 2008 operating revenue (revenue excluding subcontracted transportation) was $349.7 million, up 6% compared with $330.0 million in the comparable period a year ago. Operating revenue grew primarily due to the favorable impact of foreign exchange rates, higher fuel costs, and new and expanded business. Growth was partially offset by the impact of previously announced automotive strikes. SCS total revenue and operating revenue included a favorable foreign exchange impact of 3% and 2%, respectively.
     The SCS business segment’s NBT was $6.8 million in the second quarter of 2008, down 56% from $15.5 million in the same quarter of 2007 driven by lower operating results in Brazil and the adverse impact of several North American automotive strikes. Segment results do not include the impact of the previously discussed Brazil charges related to prior years. Operating results in Brazil declined $8.1 million from last year due to higher transportation costs, the impact from customs and cross-border strikes, and adverse developments in 2008 of certain litigation-related matters. Results were also impacted by $3.1 million from automotive strikes in North America which ended during May 2008. Second quarter 2008 NBT for the business segment as a percentage of operating revenue was 1.9%, compared with 4.7% in the same quarter of 2007.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, second quarter 2008 total revenue of $143.7 million was up 2% compared with $141.1 million in the second quarter of 2007. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2008 was $141.3 million, up 2% compared with $138.1 million in the year-earlier period. Operating revenue grew due to the pass through of higher fuel costs partially offset by the impact of the non-renewal of certain customer contracts.
     The DCC business segment’s NBT in the second quarter of 2008 was $12.4 million, down 1% compared with $12.5 million in the second quarter of 2007. Business segment NBT was slightly down due to an increase in safety and insurance costs, partially offset by better operating performance. Business segment NBT as a percentage of operating revenue was 8.8% in the second quarter of 2008, down 30 basis points compared with 9.1% in the year-earlier period due to an increase in pass through fuel costs.

Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the second quarter of 2008, CSS costs were $45.1 million, down from $48.2 million in the year-earlier period largely because the prior year included a charge of $1.8 million related to an adjustment in the amortization period of restricted stock units.
Income Taxes
     The Company’s effective income tax rate for the second quarter of 2008 was 44.1% of pre-tax earnings compared with 37.6% in the year-earlier period. The current period income tax rate reflects the adverse impact associated with higher non-deductible foreign losses, primarily in Brazil. The prior period income tax rate reflects a benefit of $1.3 million (1.2% of pre-tax earnings) from the impact of income tax changes in the State of New York.
Capital Expenditures
     In Ryder’s business, capital expenditures are generally used to purchase revenue-earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s Fleet Management Solutions business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in predictable revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.

     Capital expenditures were $639.0 million for the first half of 2008, compared with $788.1 million in the same period of 2007. The decrease in capital expenditures reflects lower lease vehicle spending for expansion of customer fleets, increased lease term extensions, and planned lower rental fleet purchases. Net capital expenditures (including proceeds from the sale of assets) were $496.1 million, up from $442.7 million in the same period of 2007. In the prior year, net capital expenditures included the impact of a $150.3 million sale-leaseback transaction.
     The Company anticipates full-year 2008 capital expenditures to be approximately $1.28 billion, up from $1.19 billion in 2007. The current capital expenditure forecast represents a decrease of approximately $160 million from the Company’s previous forecast of approximately $1.44 billion, due to lower lease spending, partially offset by modestly higher commercial rental spending.
Free Cash Flow and Leverage
     Operating cash flow through June 30, 2008, was $522.5 million, up 3% from $505.2 million in the same period of 2007. Total cash generated (including proceeds from used vehicle sales) through June 30, 2008, was $697.6 million, down 21% from $883.2 million in the same period of 2007, primarily due to the impact of the previously discussed sale leaseback in 2007. Free cash flow through June 30, 2008, was $88.6 million compared with negative $2.0 million for the same period of 2007, primarily due to lower net cash paid for capital expenditures. On a full-year basis, the Company’s free cash flow forecast is $300 million, up from a previous forecast of approximately $200 million, due to lower net cash paid for capital expenditures.
     Balance sheet debt as of June 30, 2008, increased by $214.1 million compared with year-end 2007, due primarily to acquisitions and stock repurchases. The leverage ratio for balance sheet debt as of June 30, 2008, was 162%, compared with 147% at year-end 2007. Total obligations to equity as of June 30, 2008, were 171%, up from 157% at year-end 2007. The full-year forecast for total obligations to equity is 170%, up from a previous forecast of 158%. This projection includes the impact of all completed acquisitions, to date. The Company’s long-term target range for total obligations to equity is 250% to 300%, which largely reflects the liquidity of the Company’s vehicle portfolio and the substantial revenue component that is supported by long-term customer contracts.

Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “We continue to monitor and adjust to the effects of a number of outside factors. These are related primarily to the general economy, strikes, and known temporary automotive plant shutdowns. Based on the capabilities of our improved business model, including the very strong performance of our Fleet Management Solutions business segment, we are still forecasting solid earnings results despite these conditions. We expect to realize good contractual revenue growth and to continue to execute on our financial leverage objectives.
     We are holding our full-year 2008 earnings forecast to a narrowed range of $4.60 to $4.70 per share, from the prior range of $4.55 to $4.75. Additionally, we are forecasting third quarter EPS to be in the range of $1.25 to $1.30.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Ryder ranks 371st on the FORTUNE 500® and 1,631st on the Forbes Global 2000. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, changes in economic and market conditions affecting the commercial rental market or the sale of used vehicles, the effect of severe weather events, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, additional adverse issues or developments in our Brazilian operations, changes in general economic conditions, sudden or unusual changes in fuel prices, availability of qualified drivers, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions, our ability to create and benefit from synergies and operational improvements from recent FMS acquisitions, and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Wednesday, July 23, 2008, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.

Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2223010 and Passcode: RYDER.
Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-866-516-0667 (outside U.S. dial 1-203-369-2031), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2008 and 2007
(In millions, except per share amounts)

	Three Months		Six Months
	2008	2007	2008	2007

Revenue	$1,660.2	1,658.0	$3,203.8	3,252.1

Operating expense	843.2	701.4	1,606.9	1,368.6
Salaries and employee-related costs	354.0	344.7	712.4	698.9
Subcontracted transportation	93.7	257.0	169.0	504.2
Depreciation expense	209.3	202.3	415.2	398.5
Gains on vehicle sales, net	(10.2)	(13.5)	(22.6)	(28.6)
Equipment rental	20.3	22.3	41.8	42.8
Interest expense	37.6	40.8	75.0	80.2
Miscellaneous (income) expense, net	(0.3)	(2.5)	1.3	(3.4)
Restructuring and other charges, net	—	1.2	—	1.7

	1,547.6	1,553.7	2,999.0	3,062.9

Earnings before income taxes	112.7	104.3	204.8	189.2
Provision for income taxes	(49.8)	(39.2)	(85.8)	(72.8)

Net earnings	$62.9	65.1	$119.0	116.4

Earnings per common share — Diluted:	$1.10	1.07	$2.06	1.90

Weighted-average shares outstanding — Diluted:	57.3	61.1	57.7	61.1

Note: Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	(unaudited)
	June 30,	December 31,
	2008	2007
Assets:

Cash and cash equivalents	$107.4	116.5
Other current assets	1,037.9	1,105.6
Revenue earning equipment, net	4,678.7	4,501.4
Operating property and equipment, net	554.6	518.7
Other assets	689.8	612.4

	$7,068.4	6,854.6

Liabilities and shareholders’ equity:

Short-term debt/current portion of long-term debt	$269.1	222.7
Other current liabilities	754.4	796.7
Long-term debt	2,721.1	2,553.4
Other non-current liabilities (including deferred income taxes)	1,472.9	1,394.2
Shareholders’ equity	1,850.9	1,887.6

	$7,068.4	6,854.6

SELECTED KEY RATIOS

	June 30,	December 31,
	2008	2007

Debt to equity	162%	147%
Total obligations to equity (a) *	171%	157%

	Twelve months ended June 30,
	2008	2007

Return on average shareholders’ equity	13.9%	14.4%
Return on average assets	3.7%	3.6%
Return on capital*	7.4%	7.6%

(a)	Total obligations represent debt plus off-balance sheet equipment obligations.

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2008 and 2007
(Dollars in millions)

	Three Months			Six Months
	2008	2007	B(W)	2008	2007	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$516.1	489.2	5%	$1,020.3	965.2	6%
Contract maintenance	41.9	40.0	5%	82.5	77.2	7%

Contractual revenue	558.0	529.2	5%	1,102.8	1,042.4	6%
Contract-related maintenance	50.1	50.1	0%	101.8	102.2	(0)%
Commercial rental	146.6	145.3	1%	279.3	276.3	1%
Other	21.6	17.6	23%	40.0	35.2	13%
Fuel	425.0	295.1	44%	783.1	569.3	38%

Total Fleet Management Solutions	1,201.3	1,037.3	16%	2,307.0	2,025.4	14%
Supply Chain Solutions	440.9	584.0	(25)%	855.1	1,150.4	(26)%
Dedicated Contract Carriage	143.7	141.1	2%	280.9	279.6	0%
Eliminations	(125.7)	(104.4)	(20)%	(239.2)	(203.3)	(18)%

Total revenue	$1,660.2	1,658.0	0%	$3,203.8	3,252.1	(1)%

Operating Revenue: *
Fleet Management Solutions	$776.3	742.2	5%	$1,523.9	1,456.1	5%
Supply Chain Solutions	349.7	330.0	6%	691.7	652.1	6%
Dedicated Contract Carriage	141.3	138.1	2%	275.3	273.7	1%
Eliminations	(51.4)	(53.2)	4%	(102.7)	(105.6)	3%

Total operating revenue	$1,215.9	1,157.1	5%	$2,388.2	2,276.3	5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$115.8	97.5	19%	$207.2	178.3	16%
Supply Chain Solutions	6.8	15.5	(56)%	15.1	26.9	(44)%
Dedicated Contract Carriage	12.4	12.5	(1)%	23.7	22.9	4%
Eliminations	(7.7)	(8.0)	3%	(15.1)	(16.9)	10%

	127.3	117.5	8%	230.9	211.2	9%
Unallocated Central Support Services	(8.1)	(12.0)	33%	(19.7)	(20.3)	3%

Earnings before restructuring and
other charges, net and income taxes	119.2	105.5	13%	211.2	190.9	11%
Restructuring and other charges, net and Brazil charges	(6.5)	(1.2)	NA	(6.5)	(1.7)	NA

Earnings before income taxes	112.7	104.3	8%	204.8	189.2	8%
Provision for income taxes	(49.8)	(39.2)	(27)%	(85.8)	(72.8)	(18)%

Net earnings	$62.9	65.1	(3)%	$119.0	116.4	2%

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2008 and 2007
(Dollars in millions)

	Three Months			Six Months
	2008	2007	B(W)	2008	2007	B(W)
Fleet Management Solutions

Total revenue	$1,201.3	1,037.3	16%	$2,307.0	2,025.4	14%
Fuel revenue	(425.0)	(295.1)	44%	(783.1)	(569.3)	38%

Operating revenue *	$776.3	742.2	5%	$1,523.9	1,456.1	5%

Segment earnings before income taxes	$115.8	97.5	19%	$207.2	178.3	16%

Earnings before income taxes as % of total revenue	9.6%	9.4%		9.0%	8.8%

Earnings before income taxes as % of operating revenue *	14.9%	13.1%		13.6%	12.2%

Supply Chain Solutions

Total revenue	$440.9	584.0	(25%)	$855.1	1,150.4	(26%)
Subcontracted transportation	(91.2)	(254.0)	(64%)	(163.4)	(498.3)	(67%)

Operating revenue *	$349.7	330.0	6%	$691.7	652.1	6%

Segment earnings before income taxes	$6.8	15.5	(56%)	$15.1	26.9	(44%)

Earnings before income taxes as % of total revenue	1.5%	2.6%		1.8%	2.3%

Earnings before income taxes as % of operating revenue *	1.9%	4.7%		2.2%	4.1%

Memo: Fuel costs	$47.2	31.3	(51%)	$87.7	59.2	(48%)

Dedicated Contract Carriage

Total revenue	$143.7	141.1	2%	$280.9	279.6	0%
Subcontracted transportation	(2.4)	(3.0)	(17%)	(5.6)	(5.9)	(4%)

Operating revenue *	$141.3	138.1	2%	$275.3	273.7	1%

Segment earnings before income taxes	$12.4	12.5	(1%)	$23.7	22.9	4%

Earnings before income taxes as % of total revenue	8.6%	8.9%		8.4%	8.2%

Earnings before income taxes as % of operating revenue *	8.8%	9.1%		8.6%	8.4%

Memo: Fuel costs	$36.5	26.5	(37%)	$67.2	51.2	(31%)

*	Non-GAAP financial measure
Note: Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions)

OPERATING REVENUE RECONCILIATION	Three months		Six months
	2008	2007	2008	2007

Total revenue	$1,660.2	1,658.0	$3,203.8	3,252.1
Fuel services and subcontracted transportation revenue	(518.7)	(552.1)	(952.1)	(1,073.5)
Fuel eliminations	74.4	51.2	136.5	97.7

Operating revenue *	$1,215.9	1,157.1	$2,388.2	2,276.3

CASH FLOW RECONCILIATION	Six months ended June 30,
	2008	2007

Net cash provided by operating activities	$522.5	505.2
Proceeds from sales (primarily revenue earning equipment)	142.9	195.1
Proceeds from sale & leaseback of assets	—	150.3
Collections on direct finance leases	31.9	31.8
Other, net	0.3	0.8

Total cash generated *	697.6	883.2
Capital expenditures	(609.0)	(885.2)

Free cash flow *	$88.6	(2.0)

SCS REVENUE RECONCILIATION	Three months ended June 30,			Six months ended June 30,
	2008	2007	B(W)	2008	2007	B(W)

Total SCS revenue	$440.9	584.0	(25%)	$855.1	1,150.4	(26%)
Customer contract modification	—	179.3	(100)	—	354.1	(100)

Adjusted total SCS revenue*	$440.9	404.7	9%	$855.1	796.3	7%

DEBT TO EQUITY RECONCILIATION	June 30,		December 31,
	2008	% to Equity	2007	% to Equity

On-balance sheet debt	$2,990.2	162%	$2,776.1	147%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	168.7		178.0

Total obligations *	$3,158.9	171%	$2,954.1	157%

NET EARNINGS AND EPS RECONCILIATION	Three Months		Six Months
	2008 Net Earnings	2008 EPS	2008 Net Earnings	2008 EPS

Net earnings	$62.9	1.10	$119.0	2.06
Brazil charges	6.8	0.12	6.8	0.12

Net earnings excluding Brazil charges	$69.8	1.22	$125.9	2.18

Note: The Brazil charges many not recalculate on an individual basis due to rounding.

RETURN ON CAPITAL RECONCILIATION		Twelve months ended June 30,
		2008	2007

Net earnings (12-month rolling period)		$256.5	247.5
+	Restructuring and other charges, net and other items	8.0	—
+	Income taxes	164.5	150.9

	Adjusted earnings before income taxes	429.0	398.4
+	Adjusted interest expense (b)	165.3	160.4
–	Adjusted income taxes (c)	(234.3)	(211.7)

=	Adjusted net earnings for ROC (numerator)	$360.0	347.1

Average total debt		$2,833.4	2,755.5
+	Average off-balance sheet debt	183.6	97.7
+	Average adjusted total shareholders’ equity (d)	1,844.6	1,711.6

=	Adjusted average total capital (denominator)	$4,861.6	4,564.8

Adjusted ROC *		7.4%	7.6%

Notes:
(a)	Discounted at the incremental borrowing rate at lease inception.
(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.
(c)	Income taxes were calculated using the effective income tax rate for the period exclusive of benefits from tax law changes recognized in 2006.
(d)	Represents shareholders’ equity adjusted for accounting changes and tax benefits in those periods.

*	Non-GAAP financial measure

Certain prior period amounts have been reclassified to conform to current year presentation.